Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES THIRD QUARTER RESULTS

REVENUE OF $64.9 MILLION

EARNINGS PER SHARE OF $0.77

Bridgewater, MA — July 7, 2015 — Chase Corporation (NYSE MKT: CCF) today reported revenue of $64.9 million for the quarter ended May 31, 2015.  This represents an increase of $7.3 million or 12.7% compared to $57.6 million in the same quarter of last fiscal year.  Net income attributable to Chase Corporation of $7.17 million in the current quarter increased $0.84 million, or 13.3%, from $6.32 million in the prior year period.  Earnings per diluted share of $0.77 in the third quarter of fiscal 2015 represented an increase of $0.09 per share compared to $0.68 per share in fiscal 2014.  Adjusted EBITDA in the current quarter increased $3.17 million, or 25.1%, to $15.80 million, compared to $12.63 million in the third quarter of last year.

For the nine months ended May 31, 2015, revenue increased $10.2 million or 6.2% to $173.1 million, compared to $163.0 million in the prior year.  Net income attributable to Chase Corporation was $18.14 million and $1.95 per diluted share, down from the $19.62 million and $2.11 per share in the prior year-to-date period.  Included in the fiscal 2014 year-to-date results was a gain, net of tax, totaling $3.71 million or $0.40 per share, related to the sale of the Company’s Insulfab product line in October 2013. Adjusted EBITDA in the current year-to-date period increased $6.40 million, or 19.3%, to $39.61 million compared to $33.21 million in the first nine months of fiscal 2014.

Adam P. Chase, President and Chief Executive Officer, commented, “The focal point for the third quarter was the integration of the specialty chemical product lines acquired in the second quarter.  This helped drive double-digit increases in both revenue and operating income compared to last year’s third quarter.

“We realized additional expenses against earnings in the third quarter that were associated with last quarter’s acquisition, and certain tax true-ups related to the completion of our 2014 state and federal returns.  The calculated tax rate for the quarter does not reflect our anticipated ongoing effective tax rate.”

While revenue for the period benefitted from the first full quarter of sales from the newly acquired specialty chemical product lines, Chase also experienced an overall increased demand for its legacy product lines.

Adam P. Chase also commented, “The Construction Materials segment continues to benefit from solid Middle East demand for pipeline products used in water infrastructure projects.  We expect this to continue through the calendar year.

“The sustained reduction in oil & gas prices impacted both pipeline coatings in the Americas, and certain wire and cable products whose demand remains affected both directly and indirectly as a result of a ripple effect in this sector.

“Strength in electronic coatings continued and was led by automotive application demand in Mexico.  Pulling and detection product demand remained solid due to broadband network expansion and upgrades sparked by new market entrants.

“We remain focused on cost rationalization, maintaining a strong balance sheet, and improving the effectiveness of our M&A program.”

As of May 31, 2015, the Company’s working capital was $70.5 million, including cash on hand of $29.7 million and its current ratio was 3.1. The outstanding balance of the Company’s term debt was $53.6 million and the Company’s $15.0 million line of credit is fully available.

The following table summarizes the Company’s financial results for the three and nine months ended May 31, 2015 and 2014.

	For the Three Months Ended		For the Nine Months Ended
	May 31,		May 31,
All figures in thousands, except per share figures	2015	2014	2015	2014

Revenue	$64,898	$57,598	$173,135	$162,972

Costs and Expenses
Costs of products and services sold	40,144	37,067	108,859	106,496
Selling, general and administrative expenses	12,125	10,518	34,844	30,887

Operating income	12,629	10,013	29,432	25,589

Gain on sale of product line	—	—	—	5,706
Other income (expense), net	(766)	(288)	(544)	(1,106)

Income before income taxes	11,863	9,725	28,888	30,189

Income taxes (1)	4,697	3,404	10,656	10,566

Net income	$7,166	$6,321	$18,232	$19,623

Net (income) loss attributable to non-controlling interest	—	3	(95)	(4)

Net income attributable to Chase Corporation	$7,166	$6,324	$18,137	$19,619

Net income per diluted share	$0.77	$0.68	$1.95	$2.11

Weighted average diluted shares outstanding	9,246	9,165	9,217	9,161

Reconciliation of net income to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$7,166	$6,324	$18,137	$19,619
Interest expense	266	278	810	866
Income taxes	4,697	3,404	10,656	10,566
Depreciation expense	1,426	1,426	4,238	4,278
Amortization expense	2,056	1,198	4,940	3,584
EBITDA	$15,611	$12,630	$38,781	$38,913

Acquisition related costs	—	—	584	—
Gain on sale of product line	—	—	—	(5,706)
Cost of sale of inventory step-up	16	—	65	—
Pension settlement costs	177	—	177	—

Adjusted EBITDA	$15,804	$12,630	$39,607	$33,207

(1)         The higher than historically observed effective tax rate for the third quarter of 2015, 39.6%, is due primarily to the finalization of our state and federal tax returns for the year ended August 31, 2014, which were filed during the three months ended May 31, 2015.   The federal deduction return to provision true-up resulted from the inclusion of the one-time gain on the sale of the Insulfab product line in the calculation of our domestic production deduction and resulted in an additional $355 tax expense in the third quarter.  Future blended effective tax rates are anticipated to be closer to historically observed rates.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	508.819.4219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “should”, “planned”, “estimated”, and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.